                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549



                                 SCHEDULE 13G



                  Under the Securities Exchange Act of 1934
                              (Amendment No. 2)*

                           Nobel Insurance Limited
                  -----------------------------------------
                               (Name of Issuer)

                        Common Stock, $1.00 Par Value
                  -----------------------------------------
                        (Title of Class of Securities)


                                  654885102
                         ---------------------------
                                (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                       (Continued on following page(s))

                              Page 1 of 9 Pages

                        CUSIP No.    654885102                 13G                              Page   2   of   9   Pages
                                   -------------                                                     -----    -----
                                                                                                         <C
     1   NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Progressive Specialty Insurance Company
                      34-1172685

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                      (a) [ ]
                                                                                                      (b) [ ]

     3   SEC USE ONLY




     4   CITIZENSHIP OR PLACE OF ORGANIZATION


                      Ohio

                                           5   SOLE VOTING POWER

               NUMBER OF
                 SHARES                                    -0-
              BENEFICIALLY
                OWNED BY                   6   SHARED VOTING POWER
                  EACH
               REPORTING
                 PERSON                                    -0-
                  WITH

                                           7   SOLE DISPOSITIVE POWER


                                                           -0-

                                           8   SHARED DISPOSITIVE POWER


                                                           -0-

     9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                      -0-


    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                      -0-%


    12   TYPE OF REPORTING PERSON*


                      IC

                                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                        CUSIP No.    654885102                   13G                        Page   3   of   9   Pages
                                   -------------                                                 -----    -----
                                                                                                         <C
     1   NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Progressive Casualty Insurance Company
                                34-6513736

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                      (a) [ ]
                                                                                                      (b) [ ]

     3   SEC USE ONLY




     4   CITIZENSHIP OR PLACE OF ORGANIZATION


                      Ohio

                                           5   SOLE VOTING POWER

               NUMBER OF
                 SHARES                                    -0-
              BENEFICIALLY
                OWNED BY                   6   SHARED VOTING POWER
                  EACH
               REPORTING
                 PERSON                                    -0-
                  WITH
                                           7   SOLE DISPOSITIVE POWER


                                                           -0-

                                           8   SHARED DISPOSITIVE POWER


                                                           -0-

     9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                      -0-


    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                      -0-%


    12   TYPE OF REPORTING PERSON*


                      IC

                                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                        CUSIP No.    654885102                    13G                       Page   4   of   9   Pages
                                   -------------                                                 -----    -----
                                                                                                         <C
     1   NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      The Progressive Corporation
                            34-0963169

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                      (a) [ ]
                                                                                                      (b) [ ]

     3   SEC USE ONLY




     4   CITIZENSHIP OR PLACE OF ORGANIZATION


                      Ohio

                                           5   SOLE VOTING POWER

               NUMBER OF
                 SHARES                                    -0-
              BENEFICIALLY
                OWNED BY                   6   SHARED VOTING POWER
                  EACH
               REPORTING
                 PERSON                                    -0-
                  WITH
                                           7   SOLE DISPOSITIVE POWER


                                                           -0-

                                           8   SHARED DISPOSITIVE POWER


                                                           -0-

     9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                      -0-


    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                      -0-%


    12   TYPE OF REPORTING PERSON*


                      HC

                                                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
                                  ------------
Item 1(a)        Name of Issuer:
- ---------        --------------

                 The name of the issuer is Nobel Insurance Limited (the "Issuer").

Item 1(b)        Address of Issuer's Principal Executive Offices:
- ---------        -----------------------------------------------

                 The address of the Issuer's principal executive offices is Washington Mall I, 3rd Floor, Reid Street, P.O. Box
                 HM224, Hamilton, Bermuda HMDX.

Item 2(a)        Name of Person Filing:
- ---------        ---------------------

                 The names of the persons filing this Schedule 13G are The Progressive Corporation,  Progressive Casualty Insurance
                 Company, and Progressive Specialty Insurance Company.

Item 2(b)        Address of Principal Business Office or, if none, Residence:
- ---------        -----------------------------------------------------------

                 The address of the principal business office of The Progressive Corporation is 6300 Wilson Mills Road, Mayfield
                 Village, Ohio  44143.  The address of Progressive Casualty Insurance Company's and Progressive Specialty Insurance
                 Company's principal business office is 6300 Wilson Mills Road, Mayfield Village, Ohio  44143.

Item 2(c)        Citizenship:
- ---------        -----------

                 The Progressive Corporation, Progressive Casualty Insurance Company, and Progressive Specialty Insurance Company
                 are Ohio corporations.

Item 2(d)        Title of Class of Securities:
- ---------        ----------------------------

                 The class of securities which is the subject of this Schedule 13G is Common Stock, $1.00 par value, of the Issuer.

Item 2(e)        CUSIP Number:
- ---------        ------------

                 The CUSIP number for such class of securities is 654885102.

Item 3           If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
- ------           --------------------------------------------------------------------------------------------------------

                 (a)      [ ]     Broker or Dealer registered under Section 15 of the Act

                 (b)      [ ]     Bank as defined in section 3(a)(6) of the Act

                 (c)      [X]     Insurance Company as defined in section 3(a)(19) of the Act

                 (d)      [ ]     Investment Company registered under section 8 of the Investment Company Act





                               Page 5 of 9 Pages

                 (e)      [ ]     Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

                 (f)      [ ]     Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement
                                  Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

                 (g)      [X]     Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G).  (Note:  See Item 7)

                 (h)      [ ]     Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

Item 4           Ownership
- ------           ---------

                 The Progressive Corporation, Progressive Casualty Insurance Company, and Progressive Specialty Insurance Company
                 owned -0- shares of Common Stock, $1.00 par value, of the Issuer as of December 31, 1994.

Item 5           Ownership of Five Percent or Less of a Class:
- ------           --------------------------------------------

                 If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6           Ownership of More than Five Percent on Behalf of Another Person:
- ------           ---------------------------------------------------------------

                 Not Applicable.

Item 7           Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent
                 ---------------------------------------------------------------------------------------------------------------
                 Holding Company:
                 ---------------

                 The Progressive Corporation is filing this schedule as a Parent Holding Company pursuant to Rule 13d-1 (b)(1)(ii)
                 (G).  Exhibit A is attached stating the identity and the Item 3 classification of the relevant subsidiaries.

Item 8           Identification and Classification of Members of the Group:
- ------           ---------------------------------------------------------

                 Not Applicable.

Item 9           Notice of Dissolution of Group:
- ------           ------------------------------

                 Not Applicable.

Item 10          Certification:
- -------          -------------

                 Not Applicable




                              Page 6 of 9 Pages

SIGNATURE        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:            January 30, 1995


                 The Progressive Corporation
                 Progressive Casualty Insurance Company
                 Progressive Specialty Insurance Company


Signature:       By: /S/ David M. Schneider
                     -----------------------------------------
Name/Title:      David M. Schneider
                 Secretary





                              Page 7 of 9 Pages

                          EXHIBIT A TO SCHEDULE 13G
                          -------------------------



Item 7   Identification and Classification of the Subsidiary Which Acquired the
- ------   ----------------------------------------------------------------------
         Security Being Reported on By the Parent Holding Company:
         --------------------------------------------------------

         Progressive Casualty Insurance Company is an Insurance Company as defined in Section 3(a)(19) of the Act (Item 3(c) of Schedule 13(G)):

         (i)      sole power to vote or to direct the vote:  -0-

         (ii)     shared power to vote or to direct the vote:  -0-

         (iii) sole power to dispose or to direct the disposition of: -0-

         (iv) shared power to dispose or to direct the disposition of: -0-

         Progressive Specialty Insurance Company is an Insurance Company as defined in Section 3(a)(19) of the Act (Item 3(c) of 13G):

         (i)      sole power to vote or to direct the vote:  -0-

         (ii)     shared power to vote or to direct the vote:  -0-

         (iii) sole power to dispose or to direct the disposition of: -0-

         (iv) shared power to dispose or to direct the disposition of: -0-





                              Page 8 of 9 Pages

                          EXHIBIT B TO SCHEDULE 13G
                          -------------------------


This Exhibit B to Schedule 13G is filed pursuant to the requirements of Rule 13d(1)(f)(1)(iii). The undersigned, The Progressive Corporation, Progressive Casualty Insurance Company and Progressive Specialty Insurance Company, hereby agree that the Schedule 13G to which this Exhibit is attached is filed on behalf of each of the undersigned.




                                  THE PROGRESSIVE CORPORATION
                                  PROGRESSIVE CASUALTY INSURANCE COMPANY
                                  PROGRESSIVE SPECIALTY INSURANCE COMPANY


                                  By: /S/ David M. Schneider
                                      -------------------------------
                                       David M. Schneider
                                       Secretary





                              Page 9 of 9 Pages